State of Delaware
Secretary of State
Division of Corporations
Delivered 11:19 AM 09/20/2011
FILED 11:19 AM 09/20/2011
SRV 111021676 - 4583438 FILE

CERTIFICATE OF DESIGNATION OF CLASS A CONVERTIBLE PREFERRED STOCK

Pursuant to Title 8, Chapter 5, Section 152 of the Delaware Corporate Law ("DCL"), the undersigned, **VERDANT AUTOMOTIVE CORPORATION** (formerly, Winwheel Bullion, Inc.) ("the Corporation"), a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

THAT, pursuant to the authority given to the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, as amended, and in accordance with the provisions of Title 8, Section 152 of the DCL, the Board of Directors of the Corporation, on June 2, 2011, acting in accordance with a Written Consent of Majority Stockholders of the Corporation on June 2, 2011, adopted, in part, the following resolution creating a class of preferred stock designated as Class A Convertible Preferred Stock:

NOW HEREBY BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the Delaware Corporate Law, the provisions of the Certificate of Incorporation, and the Written Consent of Majority Stockholders of the Corporation of even date herewith, a class of Class A Convertible Preferred Stock, par value $.001 per share, of the Corporation is hereby created and that the designation and number of shares, voting power, preferences, limitations, restrictions and relative rights thereof are as follows:

CLASS A CONVERTIBLE PREFERRED STOCK

1. <u>Designation and Amount</u>. The designation of this class of capital stock shall be "Class A Convertible Preferred Stock," par value $.001 per share (the "CAPS"). The number of authorized shares of CAPS is five (5) shares.

2. <u>Ranking</u>. The CAPS shall rank, as to dividends and upon Liquidation (as that term is defined in Section 4(b) hereunder) senior and prior to the Corporation's common stock and to all other classes of stock issued by the Corporation, except as otherwise provided in the certificates of designation, or similar instruments with respect to classes of stock hereafter issued by the Corporation.

3. <u>Dividend Provisions</u>. The holders of CAPS have no dividend rights except as may be declared by the Board of Directors of the Corporation in its sole and absolute discretion out of funds legally available for that purpose.

4. <u>Liquidation Rights</u>.

4(a) With respect to rights upon Liquidation (as defined in Section 4(b), below) the CAPS shall rank senior and prior to the Corporation's Common Stock and to all other classes or series of stock issued by the Corporation, except as otherwise provided in the certificates of designation, or similar instruments with respect to classes of stock hereafter issued by the Corporation.

4(b) In the event of any liquidation, dissolution, or winding-up of the affairs of the Corporation (collectively, "Liquidation"), the sole participation to which the holders of CAPS then outstanding (the "CAPS Shareholders") shall be entitled out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus, or earnings, to receive, before any payment shall be made to the holders of Common Stock of the Corporation, or any class or series of stock ranking junior to CAPS, an amount equal to $1.00 per share. If upon any such Liquidation of the Corporation, the remaining assets of the Corporation legally available for distribution to its stockholders shall be insufficient to pay the CAPS Shareholders the full amount to which they are entitled, the CAPS Shareholders shall share *pari passu* in any distribution of the remaining assets or funds of the Corporation with any class or series of stock ranking on a parity with the CAPS in proportion to their respective Liquidation rights.

5. Voting. The issued and outstanding CAPS Shareholders shall collectively be entitled to fifty one percent (51%) of the common votes on any matter requiring a shareholder vote of the Corporation. For example, should each of the five (5) shares of CAPS be outstanding at the record date for a matter to be submitted for a vote of the shareholders of the Corporation, each CAPS Shareholder would be entitled to ten and one-fifth percent (10.2%) of the vote. Similarly, should only three (3) shares of CAPS be outstanding at said time, each CAPS Shareholder would be entitled to seventeen percent (17%) of the vote. Any CAPS Shareholder also owning shares of Common Stock of the Corporation shall also be entitled to vote that Common Stock in that CAPS Shareholders' proportional representational interest in the total outstanding amount of Common Stock of the Corporation.

6. Conversion.

6(a) Any CAPS Shareholder shall have the right, at any time from the date of issuance, to convert any or all of its CAPS into 4 shares of fully paid and non-assessable shares of Common Stock for each share of CAPS converted. In any event, CAPS Shareholders shall have the right to convert as specified in this Section 6 upon an initial or secondary public offering of Common Stock of the Corporation or in the event of a change in control of the Corporation as defined in the Rules and Regulations of the Securities and Exchange Commission.

6(b) Any CAPS Shareholder may exercise the right to convert such shares into Common Stock pursuant to this Section 6 by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation, the certificate or certificates representing the CAPS shares to be converted, duly endorsed or assigned in blank to the Corporation (if required). Each CAPS certificate shall be accompanied by written notice stating that such CAPS Shareholder elects to convert such shares and stating the name and address in which the certificate of Common Stock is to be issued. Conversion shall be deemed to have been effectuated on the date when such delivery is made (the "Conversion Date"), which date shall also serve as the record date for the holder of the newly-issued Common Stock shareholder. As promptly as practicable thereafter, the Corporation shall issue and deliver the certificate representing the Common Shares as directed by the converting CAPS Shareholder.

6(c) The Corporation shall reserve out of its authorized and unissued shares of Common Stock, solely for the purpose of effectuating a conversion of the CAPS, sufficient shares of Common Stock to provide for the conversion of all of the outstanding CAPS.

6(d) All shares of Common Stock issued in connection with a conversion will, upon issuance, be validly issued, fully paid and non-assessable, not subject to any preemptive or similar rights and free from all taxes, liens, or charges with respect thereto created or imposed by the Corporation.

7. Non-Assignable. CAPS Shareholders may not transfer or pledge its CAPS to any other party without the prior written consent of the Corporation.

8. Right to Enforce. Any CAPS Shareholder may proceed to protect and enforce its rights hereunder by any available remedy.

9. Notice. All notices and other communications required or permitted to be given to the Corporation shall be made by first-class mail, postage prepaid, to the Corporation at the following address, unless otherwise proscribed by the Corporation:

Verdant Automotive Corporation
12223 Highland Avenue, Suite 106-542
Rancho Cucamonga, California 91739

Any notice required to be given to any shareholder shall be made to the shareholders' respective address as set forth on the books and records of the Corporation, or its transfer agent.

10. Modifications. If the Board of Directors of the Corporation determines that it is in the Corporation's best interests to register the Corporation's securities on a national exchange, and if said national exchange requires that the Corporation modify, limit, or remove the voting rights granted hereby, the holders of the CAPS hereby consent to so modify their rights hereunder and hereby approve of the amendments to this Certificate appropriate to implement such modifications.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designation to be duly executed on behalf of the Corporation effective June 2, 2011.

Daniel J. Elliott
Chief Executive Officer